Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made by and between Aon Corporation, a Delaware Corporation (the “Company”), and Andrew M. Appel (the “Executive”) concerning the Executive’s separation from employment with the Company.  The effective date of this Agreement is November 5, 2010 (the “Effective Date”); provided that this Agreement shall be effective only upon its approval by the Organization and Compensation Committee of the Company’s board of directors.

WHEREAS, the Company and the Executive are parties to an employment agreement dated as of July 15, 2005, as amended from time to time (the “Employment Agreement”);

WHEREAS, as of the date hereof the Executive is employed as the Company’s chief operating officer;

WHEREAS, the Company and the Executive now desire to enter into an agreement setting forth the terms of the Executive’s continued employment with the Company to transition his duties, his separation from employment with the Company, and the rights and duties of the parties after they enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.             Termination without Cause.  The Company hereby notifies the Executive pursuant to Section 4(d) of the Employment Agreement that the Company is terminating his employment without “cause” (as such term is defined therein) effective December 31, 2010 (the “Termination Date”).  However, as of the Effective Date, the Executive hereby resigns his position as an officer of the Company, and any other affiliate of the Company, and his position on all committees thereof, including the Company’s Executive Committee.

2.             Transition Duties.

(a)           During the period beginning on the Effective Date and continuing through December 31, 2010 (the “Transition Period”), the Executive shall continue as an employee of the Company, but shall not be required to perform any set number of hours of work per week, but rather shall be available to perform such transitional duties as may be reasonably requested from time to time by the Company’s Chief Executive Officer (“CEO”).

(b)           The Executive and the Company agree that following the Effective Date, the Executive shall not be providing services equal to at least twenty percent of the level performed prior to the Effective Date, and therefore the Executive shall upon the Effective Date incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the treasury regulations and guidance thereunder (“Section 409A”).

3.             Salary and Benefits through Termination Date.  During the Transition Period, the Executive will:  (i) continue to receive his base salary at a rate equal to $950,000 per year;

(ii) remain eligible for participation in and benefits under all welfare benefit plans offered to executives of the Company during such period (including health, life and disability insurance) on the same terms as offered to executives of the Company generally, with COBRA continuation thereafter as applicable, and (iii) remain a participant in the qualified and non-qualified retirement plans and arrangements of the Company in which the Executive participates as of the Effective Date.  Notwithstanding the foregoing, the Executive acknowledges and agrees that he hereby waives eligibility and participation in the Company’s annual bonus program, the Executive Committee Incentive Plan, for the entirety of calendar year 2010, inclusive of the Transition Period.

4.             Outstanding Equity Awards.

(a)           During the Transition Period and subject to compliance with Sections 7 and 8 below, the Executive shall continue to vest in certain stock options, restricted share units, and performance share units pursuant to the terms and conditions of the plans and programs under which the awards were granted.  For the avoidance of doubt, the Executive will be deemed to have satisfied the vesting requirements for the full fourth quarter of 2010 in connection with awards under the Company’s Leadership Performance Programs and the Aon Benfield Performance Program. Restricted share units and performance share units which vest under this Section 4(a) shall be delivered on their regularly scheduled settlement date or, only to the extent required by Section 409A, on the six-month anniversary of the Effective Date.

(b)           Subsequent to the Termination Date, and subject to compliance with Sections 7 and 8 below, the Executive shall continue to vest only in the restricted stock units awarded to him from time to time pursuant to the Company’s Incentive Stock Program.

(c)           All other restricted stock units, performance share units and stock options previously granted to Executive which will not vest on or before the Termination Date shall be forfeited and cancelled as of the Termination Date.

5.             Additional Consideration.  In addition to the compensation and benefits provided under Sections 3 and 4 and as consideration for the Executive waiving his right to compensation due for 2011 and 2012, and by executing, delivering to the Company and not revoking a release of claims in the form attached to this Agreement as Attachment A (the “Release”) within twenty-one days following the Termination Date and the Executive’s compliance with the covenants set forth in Sections 7 and 8 below, the Company agrees to provide the Executive the following:

(a)           a lump sum payment of $4,263,000, subject to applicable withholdings, payable on the sixth-month anniversary of the Effective Date;

(b)           enclosed office space and secretarial assistance in the Aon Center through the earlier of September 30, 2011, or the date as of which the Executive becomes employed full-time by another employer;

(c)           provided the Executive (and his dependents, if applicable) elects continuation coverage under COBRA under the Company’s group health plan on and after the Termination Date, and provided the Executive (and his dependents, if applicable) remains eligible for such continuation coverage, the Company shall reimburse the Executive for (i) the difference between the premium rate the Employee (and if applicable his dependents) are required to pay under COBRA and the rate the Employee would pay for similar coverage as an active employee of the Company through September 30, 2011 and (ii) the cost of participation in the Company’s executive physical program through the Center for Partnership Medicine at Northwestern Memorial Hospital, which payment or reimbursement will be reported as taxable income to the Executive;

(d)           reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in the negotiation and documentation of this Agreement up to a maximum of $17,500.  All such fees and expenses will be paid by the Company within thirty (30) days after the Company’s receipt of the invoices therefor; and

(e)           provide the Executive with the Company’s standard executive-level outplacement assistance with Challenger Gray for the 2011 calendar year.

6.             Return of Property.  The Executive agrees that upon the later of (i) within seven (7) days after he finally vacates the AON’s offices property or (ii) October 7, 2011, he shall return to the Company all property of the Company in his possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by the Executive in connection with the performance of his duties for the Company, including but not limited to files and documents (including paper files and documents, as well as all electronic, digital, or magnetic files or documents, and files or documents stored in any other format), no matter how produced or reproduced, all computer equipment, programs and files, and all office keys and access cards, it being hereby acknowledged that all of said items are the sole and exclusive property of the Company.  In addition, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information on the Effective Date, which he possess or has under his control.

7.             Restrictive Covenants.

(a)           The Executive acknowledges and agrees that from the Effective Date and for a period of two years thereafter (the “Noncompetition Period”) he shall not in any manner, directly or indirectly through any person, firm, or corporation, alone or a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any consultant to any other person, firm corporation or enterprise in engaging or being engaged in the business of insurance brokerage, re-insurance brokerage, or employee benefits or human resources consulting (exclusive of management consulting) (the “Business”) anywhere in the world in which the Company operates.  Executive agrees and acknowledges that the Executive was engaged in the Business while employed by the Company, and if the Executive engaged in such Business during the Noncompetition Period it would damage the Company’s business and reputation.  Executive agrees that the covenants contained in this Section 7(a) will not prohibit him from earning a livelihood.

(b)           The Executive further agrees that from the Effective Date and for a period of two years thereafter he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purposes whatsoever.

(c)           Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(d)           If at any time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 7.

(e)           The Company and the Executive agree that the payments to be made and the benefits to be provided by the Company to the Executive pursuant to Sections 3 and 4 hereof shall be made and provided in consideration of the Executive’s agreements contained in Section 7 hereof.  In the event that the Executive shall commit a material breach of any provision of Section 7 or 8 hereof, the Company shall be entitled immediately to terminate the Executive’s employment and upon such termination the Company shall have no further liability to the Executive under Sections 3and 4 hereof to the extent such benefits or payments have not been fully paid or provided to the Executive.  Once paid or provided, the benefits and payments pursuant to Sections 3and 4 hereof shall not be subject to forfeiture or any form of “clawback” provision pursuant to this Section 7.  Notwithstanding the foregoing, a breach of Section 7 or 8 hereof by the Executive will result in the forfeiture of payments and benefits described in Section 5 hereof solely as outlined in Section 12(b) hereof.

(f)            The restrictions set forth in subparts (a) through (c) of this Section 7 may be waived at the sole discretion of the CEO if such waiver is set forth in writing and signed by the CEO or consent shall be deemed granted if, after ten (10) business days, the CEO fails to respond to the Executive’s request for a waiver.  In any event, such consent shall not be unreasonably withheld. In the instance of an objection, the CEO’s reasons for denying the Executive such a waiver shall be placed in detail in writing to the Executive pursuant to paragraph 13 herein.

8.             Confidentiality.  The Executive shall not, at any time during the Transition Period, or thereafter, make use of or disclose, directly or indirectly, any (a) trade secret or other confidential or secret information of the Company or of an of its subsidiaries or (b) other technical, business proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”) except to the extent that such Confidential Information (i) becomes a matter of public record or is published in newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (ii) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the company to enable the Company to seek an appropriate protective order, or (iii) is necessary to perform properly the Executive’s duties under this Agreement.  Promptly following the Termination Date the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information on the Termination Date, which he possesses or has under his control.

9.             Cooperation.  The Executive agrees to cooperate with the Company during the Transition Period and thereafter by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, including by providing information and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested; provided, however, that the same does not materially interfere with his then-current professional activities.  If the Executive’s cooperation is required in excess of two full business days, the Company agrees to reimburse the Executive at a rate of $530 per hour for any additional time.  The Company also agrees to reimburse the Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

10.           Indemnification.  The Company agrees to continue and maintain a directors and officers liability insurance policy covering the Executive during the Transition Period and during any applicable statute of limitations period, to the extent the Company provides such coverage for its other executive officers and/or members of its Board of Directors.

11.           Assignability and Binding Nature.  This Agreement is not assignable by either party except as permitted herein.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or operation of law, and as provided in Section 12(d).

12.           Death, Disability; Termination; Beneficiaries.

(a)           In the event of the Executive’s death, his beneficiaries shall be entitled to the compensation and benefits that would otherwise have been provided to the Executive (to the extent not yet then provided) under this Agreement, excluding the provision of welfare benefits (but subject to normal COBRA continuation rights).

(b)           In the event either (i) the Company terminates the Executive’s employment for Cause (as defined below) during the Transition Period or (ii) the CEO reasonably determines that facts exist to support a finding that prong (ii) or (iii) of such Cause definition have been satisfied at any time after the Transition Period but prior to the six-month anniversary of the Effective Date hereof, the Company shall be relieved of all obligations to provide salary or continuation of benefits under Section 3, or the additional consideration under Section 5, and Executive shall not be entitled to vest in any equity under Section 4 hereof.  In all other cases, if during the Transition Period the Company terminates the Executive’s employment, other than for Cause, or in the event of the Executive’s inability to perform his duties under this Agreement due to physical or mental illness, injury or other disability, the Executive shall be entitled to the compensation and benefits provided to him under this Agreement to the extent not yet then provided.  Such a termination shall be deemed a termination by the Company without Cause for purposes of the compensation and benefit arrangements of the Company not specifically governed by this Agreement.  For purposes of this Agreement the Company may terminate the Executive’s employment for Cause if (i) the Executive fails or refuses to perform any duties reasonably assigned to him under Section 2, (ii) Executive breaches Section 7 or 8 of this Agreement or (iii) Executive is convicted of a felony.  This Section 12(b) shall not operate as a forfeiture or “clawback” provision with respect to any benefits or payments made by the Company to the Executive under this Agreement where a finding of Cause is made, or could have been made under the facts and circumstances, after the sixth month anniversary of the Effective Date of this Agreement.

(c)           In the event that the Company reasonably determines that the Executive has materially breached or is in breach of his obligations under this Agreement, which breach remains uncured thirty (30) days after the Executive’s receipt from the Company of written notice of such breach which notice shall provide in detail, reasonable steps to be taken to cure, (or, if such cure would reasonably require more than thirty (30) days, then if the Executive has failed to take substantial steps to cure such breach in a timely manner), the Company’s obligations under this Agreement shall immediately terminate.

(d)           The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following his death by giving the Company written notice thereof.  In the event there is no such named beneficiary, or no surviving named beneficiary, such compensation and benefits shall be paid to the Executive’s estate.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

13.           Notices.  Any notices or other communications given hereunder by either party shall, in every case, be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered to a nationally recognized overnight courier service or (d) sent by facsimile or other means of electronic transmission (with a copy sent by first-class mail) to the other party at the addresses set forth below:

If to the Corporation:	Aon Corporation
200 E. Randolph Street
Chicago, Illinois 60601
Attention: General Counsel

If to the Executive:	At his address per the
records of the Company.

With a copy to:

Jonathan Sack, Esq.
Sack & Sack
110 East 59th Street, 19th Floor
New York, NY 10022

or such other address as may hereafter be specified by notice given pursuant to this Section.  Date of service of any such notice shall be (w) the date such notice is personally delivered, (x) two (2) business days after the date of mailing if sent certified or registered mail, (y) one (1) business day after the date of delivery to the overnight courier service if sent by overnight courier, and (z) when sent, if sent by facsimile or other means of electronic transmission, between 9:00 A.M. and 5:00 P.M. Central time or the next business day thereafter if sent after 5:00 P.M. Central time.

14.           No disparagement.  The Executive shall not, at any time following the date of this Agreement, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) regarding the Company or any of its affiliates, stockholders or current or former officers, directors, employees, independent contractors, or agents.  The Company’s current officers (including any vice presidents or above) and members of its current Board shall not, at any time following the date of this Agreement, make any public statements or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) about the Executive.  Nothing in this Section shall be construed to limit the ability of Executive or the Company’s officers or members of its Board to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

15.           Section Headings.  Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.

16.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes all previous and contemporaneous written or oral negotiations, commitments, understanding and agreements relating to the specific subject matter contained herein.  Any failure of the Company or the Executive to demand full and complete adherence to one or more of this Agreement’s terms, on one or more occasions, shall neither be construed as a waiver nor deprive such party of the right at any time to insist upon strict compliance.  The parties have entered into this Agreement in the belief that its provisions are valid, reasonable, and enforceable.  However, if any one or more of the provisions contained in this Agreement shall be held to be unenforceable for any reason, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.  This Agreement shall be construed according to its fair meaning, and not strictly for or against either of the parties hereto.  Any modification of this Agreement must be made in writing and signed by each of the parties hereto.  This Agreement shall supersede the Employment Agreement and any other agreement to which the Company and the Executive are a party regarding termination of his employment with the Company, including the Change in Control Agreement dated as of September 19, 2008 by and between Executive and the Company (the “change in Control Agreement”) or severance plan or agreement.  Executive acknowledges and agrees that the Change in Control Agreement shall terminate and no longer be effective on the Effective Date.

17.           Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provisions of Section 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, including liquidated damages provided herein, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 7 or 8 of this Agreement.

18.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Illinois without regard to principles of conflict of laws.  The parties hereto agree to the exclusive jurisdiction of the state and federal courts of located in Cook Country, Illinois for the purposes of any court proceeding arising out the this Agreement.

19.           Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

20.           Section 409A Compliance.  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject the Executive to the payment of interest or any tax penalty which may be imposed under Section 409A.  Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (i) the Executive is a specified employee as defined in Section 409A and (ii) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service.

21.           Survival.  Sections 5 though 12, 18 and 19 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Transition Period.

*              *              *

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above written.

AON CORPORATION

/s/ Andrew M. Appel	By: /s/ Jeremy G.O. Farmer
ANDREW M. APPEL	Its: Senior Vice President and Head of Human Resources

ATTACHMENT A

GENERAL RELEASE OF ALL CLAIMS

1.             This document (the “General Release”) is attached to, is incorporated into, and forms a part of the Transition Agreement dated                       , 2010 (the “Agreement”) by and between Aon Corporation (“Aon”) and Andrew M. Appel (the “Executive”).  For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein unconditionally release, waive, and fully discharge Aon, its affiliates and subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Company prior to the Executive’s signing this General Release.  Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act, as amended (the “ADEA”), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Immigration Reform and Control Act, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), any federal, state or local fair employment, human rights wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law.  This General Release shall not waive or release any rights or claims that the Executive may have: (a) under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Company where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the Termination Date (as defined in the Agreement); (b) rights to indemnification the Executive may have under the Agreement, any other separate agreement entered into with the Company, any directors and officers liability insurance, the Company’s By-laws or Articles of Incorporation, (c) claims for unemployment compensation pursuant to the terms of applicable state law; or (d) any claims that arise on or after the effective date of this Release or cannot otherwise be waived by law.

2.             The Executive intends this General Release to be binding on his successors, and the Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1 above.  The Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to his employment with or his termination of employment from the Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3.             The Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release.  Nothing in this General Release shall limit the rights of any governmental agency or the Executive’s right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission.  The Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with the Company.

4.             In further consideration of the promises made by the Company in this General Release, the Executive specifically waives and releases the Company from all claims the Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA.  The Executive further agrees that:

(a)           the Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)           the Executive understands the terms of this General Release;

(c)           the Company is hereby advising the Executive in writing to consult with an attorney prior to executing this General Release;

(d)           the Company is giving the Executive a period of twenty-one (21) days within which to consider this General Release;

(e)           following the Executive’s execution of this General Release, the Executive has seven (7) days in which to revoke Executive’s release under the ADEA and OWBPA by written notice.  An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective;

(f)            the provisions of this General Release with respect to ADEA and OWBPA shall be void and of no force and effect if the Executive chooses to so revoke, and if the Executive chooses not to so revoke shall become effective and enforceable upon the expiration of the revocation period; and

(g)           notwithstanding Executive’s revocation of the portions of this General Release covering the ADEA and OWBPA, upon execution hereof all other provisions of this General Release shall become effective and shall be irrevocable.

5.             This General Release does not waive rights or claims that may arise after the date the Executive signs this General Release.  To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 does not apply to claims under the ADEA that challenge the validity of this General Release. The Executive specifically acknowledges that, except as specifically described above, it is his intention to release all claims known and unknown.

6.             To revoke the portions of this General Release covering the ADEA and OWBPA, the Executive must send a written statement of revocation to the Company to the address provided in Section 13 of the Agreement.  The revocation must be received no later than 5:00 p.m. on the seventh (7th) day following the Executive’s execution of this General Release.  If the Executive does not revoke, the eighth (8th) day following the Executive’s acceptance will be the “effective date” of this General Release with respect to the ADEA and OWBPA provisions, in all other regards, this General Release shall be effective on the date this General Release is executed by the Executive.

7.             Executive’s right to revoke is limited to the ADEA and OWBPA and shall not be construed as a right to revoke other provisions of this General Release.  If Executive revokes his release of claims under the ADEA or OWBPA all remaining terms of this General Release shall continue to have full force and effect and the General Release shall continue to be enforceable as if the ADEA and OWBPA release was severed, but the Company shall no longer be obligated to provide the additional benefits under Section 6 of the Agreement and Executive shall forfeit the vesting of any equity awards under Section 5 of the Agreement.

8.             This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
ANDREW M. APPEL